Exhibit 99.1

CDW Names Al Miralles as Chief Financial Officer

Collin Kebo to Retire as Previously Announced

LINCOLNSHIRE, Ill., August 10, 2021 — CDW Corporation (Nasdaq: CDW), today announced that Al Miralles will join CDW as senior vice president and chief financial officer, effective September 7. He will succeed Collin B. Kebo, who previously announced his intention to retire after 13 years with CDW. Miralles will report to Christine A. Leahy, president and chief executive officer.

“Al brings 30 years of financial and operating experience to CDW and a proven track record of successful leadership in driving results across sophisticated services businesses,” said Leahy. “I am confident Al will meaningfully contribute to our continued delivery of market-leading profitable growth and help advance CDW’s rich legacy of financial stewardship.”

Leahy added, “On behalf of our Board of Directors and all our coworkers, once again, I would like to thank Collin for his exceptional leadership and dedication to CDW, and for his commitment to ensuring a smooth transition over the next several months. We wish him all the best in the future.”

Miralles joins CDW from CNA Financial Corporation where he most recently served as Executive Vice President and Chief Financial Officer. Miralles also held the position of President of CNA Warranty and previously served as Executive Vice President and Chief Risk Officer of the CNA Insurance Companies; President, Long Term Care of the CNA Insurance Companies; and Senior Vice President and Treasurer of the CNA Insurance Companies. Prior to joining CNA Financial in 2011, Miralles was Chief Financial Officer of Nationwide Investments at Nationwide Mutual Insurance Company. He holds a B.S., Finance from LaSalle University and an M.B.A., Finance from Temple University.

“I’m thrilled to join the incredible CDW team as we continue to execute our strategy,” said Miralles. “I look forward to working closely with Chris, the leadership team and all coworkers to continue CDW’s impressive growth journey as we solve complex technology challenges for our customers and deliver value for all stakeholders.”

About CDW

CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,500 coworkers. For the trailing twelve months ended June 30, 2021, CDW generated Net sales of approximately $20 billion. For more information about CDW, please visit www.CDW.com.

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